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September 24, 2020

Brown & Brown, Inc.

220 South Ridgewood Avenue

Daytona Beach, Florida 32114

Re:	Brown & Brown, Inc. – Registration Statement on Form S-3
Senior Debt Securities

Ladies and Gentlemen:

We have acted as special counsel for Brown & Brown, Inc., a Florida corporation (the “Company”), in connection with the issuance and sale of $700,000,000 aggregate principal amount of the Company’s 2.375% Senior Notes due 2031 (the “Notes”).  The Notes are being issued under that certain Indenture dated as of September 18, 2014, between the Company and U.S. Bank National Association, as trustee (the “Base Indenture”), as supplemented by the Third Supplemental Indenture, dated September 24, 2020 (the “Third Supplemental Indenture,” and the Base Indenture, as supplemented by the Third Supplemental Indenture, the “Indenture”).  The Notes are to be sold as set forth in the Company’s Automatic Shelf Registration Statement on Form S-3 (Registration No. 333- 248587) (the “Registration Statement”) filed on September 3, 2020, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), the Prospectus dated September 3, 2020 (the “Prospectus”), the Prospectus Supplement dated September 17, 2020 (the “Prospectus Supplement”), and pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”) dated September 17, 2020, between the Company and J.P. Morgan Securities LLC, BofA Securities, Inc., PNC Capital Markets LLC and Truist Securities, Inc., on behalf of the several underwriters named therein (the “Underwriters”). Capitalized terms in this opinion that are not otherwise defined herein have the meanings ascribed to them in the Underwriting Agreement.

In connection with the foregoing, we have examined certain records of the Company, certificates of public officials and officers of the Company, and such other documents as we have deemed relevant for purposes of the opinions expressed below.

With respect to various factual matters material to the opinion expressed below, we have relied upon certificates and information furnished by public officials and representatives of the Company.

Brown & Brown, Inc.

September 24, 2020

We have assumed without inquiry or other investigation: (i) the legal capacity of each natural person executing the agreements described herein; (ii) the full power and authority of each entity other than the Company to execute, deliver and perform such agreements and each document executed and delivered or to be executed and delivered in connection therewith; (iii) the due authorization, execution and delivery by each entity other than the Company of each such agreement and each document executed and delivered or to be executed and delivered by such entity; (iv) that there have been no undisclosed modifications of any provision of any document reviewed by us in connection with the rendering of this opinion and no undisclosed prior waiver of any right or remedy contained in any of the documents; (v) the genuineness of each signature; (vi) the completeness of each document submitted to us; (vii) the authenticity of each document reviewed by us as an original; (viii) the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; (ix) that each certificate or copy of a public record furnished by public officials is accurate, complete and authentic; and (x) the valid, legal, binding and enforceable nature of the obligations of all parties under the Transaction Documents other than the Company and the Significant Subsidiaries.

In addition, we have assumed that the terms of the Notes will have been established so as not to violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company is a party or to which its property is subject, (ii) any law, rule or regulation to which the Company or any of its property is subject, (iii) any judicial or administrative order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority.

Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered in accordance with the Underwriting Agreement upon payment of the consideration therefor provided for therein, such Notes will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium, arrangement, fraudulent transfer or conveyance, or other similar laws relating to or affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Our opinion is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the State of Florida, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.  Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement or the Company’s Current Report on Form 8-K to be filed on or about September 24, 2020 and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement and in the Prospectus included in the Registration

Brown & Brown, Inc.

September 24, 2020

Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP